Exhibit 10.22

On January 8, 2004 a resolution was voiced, faxed or e-mailed to each Board member asking for their vote on the following correction to the employment/pension contract for Norman H. Reader.

RESOLVED, that paragraph 9. and paragraph 10. stated in the Employment Agreement with Norman H. Reader dated July 1, 1998 and inadvertently omitted from the May 17, 2001 Employment Agreement be added to and included in the Employment Agreement with Norman H. Reader dated May 17, 2001. The paragraphs read as follows:

9. Retirement Benefits. Upon expiration of the term of this Agreement beginning on July 1, 2005, or upon earlier termination without cause or earlier termination by reason of a change of control or a potential change in control, or by reason of disability, but not in the event of voluntary termination of the Employee prior to the expiration of the term of this Agreement, the Bank shall pay to Employee, in equal monthly installments, a supplemental retirement benefit equal to $65,000 per year until June 30, 2011. In the event of the Employee’s Disability, this supplemental retirement benefit shall commence at the end of the 180-day period described in Section 5.

10. Death Benefits. In the event the Employee shall die before the last monthly payment under Section 9 hereof, all remaining payments shall be paid to the beneficiary or beneficiaries most Cornerstone Bank

Board Minutes

January 28, 2004

recently designated by the Employee in writing filed with the Bank. In the event no beneficiary designation is on file, all payments shall be made to the Employee’s spouse, or if she does not survive him, to the Employee’s estate.

It is intended by the parties hereto, in the event of the Employee’s death prior to the expiration of the term set forth in Section 5 hereof, that, in lieu of any compensation as set forth in Section 2, these death benefits shall commence in the month following Employee’s death and continue for the full term stated in Section 9.

RESOLVED FURTHER, that in the event the above stated paragraphs cannot be added to and included in the May 17, 2001 Employment Agreement for Norman H. Reader that the Board authorizes the above paragraphs be defined in a separate agreement that will have the same effect as having the paragraphs added to and included in the May 17, 2001 Employment Agreement.

The Board approved the resolution unanimously (13 out of 13 in attendance in favor of).

There being no further business to come before the Board, the meeting was adjourned.

/s/ Merrill J. Forgotson	/s/ Leigh A. Hardisty

Merrill J. Forgotson	Leigh A. Hardisty
President	Secretary